UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Performance Sports Group Ltd.
(Name of Registrant as Specified In Its Charter)

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Performance Sports Group Mails Definitive Proxy Materials And Sends Letter To Shareholders

Highlights Strong Financial And Operational Performance Since IPO

Outlines Graeme Roustan's Lack Of Qualifications As Director Candidate

Urges Shareholders To Vote For All Nine Of Its Highly-Qualified Incumbent Director Nominees

EXETER, NH – September 21, 2015 – Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) ("Performance Sports Group" or the "Company"), a leading developer and manufacturer of high performance sports equipment and apparel, today announced that it is mailing its definitive proxy materials in connection with its 2015 Annual and Special Meeting of Shareholders, to be held on October 14, 2015.

The Board also sent a letter to shareholders and strongly recommends that shareholders vote FOR the election of Performance Sport Group's highly qualified nominees on the WHITE PROXY CARD.

"Under the stewardship of our Board of Directors and through the hard work and dedication of our management team, Performance Sports Group has consistently executed on our growth strategy, and delivered meaningful value for all of our shareholders," said Kevin Davis, Chief Executive Officer and Director of Performance Sports Group. "Our Company is showing strong momentum and has a clear path forward to build on our leadership position in the performance sports product market. We believe that our Board has the right balance of skills, experience and independence needed to ensure our business not only continues to improve, but generates long term value for shareholders."

The full text of the letter is as follows:

  Performance Sports Group's Business Has Created Significant Value For Investors Since Its
  Initial Public Offering And Has Consistently Demonstrated An Ability To Drive
  Growth Across Its Sports Brands

The Company Expects All Of Its Businesses Will Grow Faster Than Their Underlying Markets,
And Profits Will Grow Faster Than Revenues, On A Currency-Neutral Basis

Please Vote Only The WHITE PROXY CARD Today In Favor Of Your Board

  Dear Fellow Shareholder:

  The management team and Board of Directors (the "Board") of Performance Sports Group Ltd. ("PSG" or the "Company") are committed to creating meaningful, long-term value for all of PSG's shareholders and to continuing to build on the momentum realized since PSG's initial public offering ("IPO") in 2011. PSG continues to deliver strong growth across its brand portfolios, capture market share, and drive profitability and is well-positioned to outperform its peers in the future. Indeed, the Company expects that, on a currency-neutral basis, all of its businesses will grow faster than their underlying markets and profits will grow faster than revenues.

  Over the past year, PSG has conveyed and executed a clear plan for growth, despite the adverse impact the strengthening U.S. dollar has had on revenues from its hockey business, which represents nearly all of PSG's revenue outside the U.S. In FY 2015, our currency-neutral hockey revenues grew approximately 13% for the year, and our estimated global hockey equipment market share rose from 54% to 56%. Revenues for our MAVERIK lacrosse brand grew approximately 28% in FY 2015, and similarly our estimated total lacrosse equipment market share grew from 26% to 28%. Our baseball business had a record-setting year driven by solid demand for the MAKO family of products. More importantly, we have positioned the Company to outperform in the years ahead. We have an unparalleled sports platform, which continues to lower costs and improve margin expansion, fueling currency-neutral earnings growth that we expect to exceed revenue growth.

  We are proud of our success and our clear path forward.

  As you may know, Graeme Roustan has given notice that, through his trust, he intends to nominate himself as a director candidate at the Company's 2015 Annual and Special Meeting of Shareholders on October 14, 2015. We believe that Mr. Roustan, a former director of the Company, is not qualified or appropriate for election to the Board, as we explain below. We do not believe that Mr. Roustan brings expertise or experience that the Board currently needs or lacks. On the contrary, we believe that replacing one of our current, highly qualified Board members with Mr. Roustan would not be in the best interests of our shareholders, and could jeopardize the Company's strong momentum and distract the Board from its focus on governance, growth strategy, and maximization of long-term shareholder value.

  Since Its IPO, Performance Sports Group Has Continuously Grown Market Share
  Through Organic Growth Initiatives And Disciplined Acquisitions

  Mr. Roustan proposes to nominate himself as a director candidate at a time of strong success by the existing Board and management team. Since its IPO in 2011, the Company has solidified its leadership position in the global hockey product market, entered and grown its position in the lacrosse product market, entered and grown its position in the diamond sports product market, and expanded into other new and attractive sport product categories. As a result of our management team's focus on growth, PSG today holds the No. 1 global hockey brand and No. 1 North American brand in diamond sports, and is a clear leader in the rapidly growing lacrosse market.

  Under the leadership and direction of the current Board, management's execution has enabled the Company to make significant strides in capturing market share in every sport in which we compete. A focus on driving sales organically by consistently launching new products, creating new categories and delivering innovative marketing campaigns is critical to expanding our leading market position, especially given the short replacement cycle in the sports equipment market. Importantly, our Board and management have proven time and again that they can also successfully identify, acquire and integrate accretive businesses. The Company has effectively completed and integrated seven acquisitions that have bolstered sales and increased market share, including Easton Baseball/Softball in 2014, a transformative acquisition that has greatly enhanced the Company's leading sports platform.

  Importantly, our management team has taken steps to ensure that our revenue is balanced by geography, category, and season — providing shareholders an increased level of dependability and consistency in our financial performance, quarter to quarter and year-over-year. This would not be possible without our exceptional distribution network of over 5,000 retail locations which ensures our high performance products are available to consumers around the world. Furthermore, we are very excited about the opening of our first Bauer Hockey "Own the Moment" retail store, our first step in an initiative that is expected to be accretive to earnings over the first 18 to 24 months and elevate our brand and drive sales across our entire retail network.

  PSG's Board and management team are committed to driving growth across the business and are constantly evaluating new categories to enter that would allow the PSG platform to be utilized in order to drive revenue growth and enhance profitability. In fact, since our IPO we have significantly grown both revenue and profitability year-over-year, on a currency-neutral basis.

  Graeme Roustan Does Not Have the Experience or Skillset that the Board Needs and Has a Business Track Record that Is Not Appropriate for the Board

  Graeme Roustan is not, in our judgment, an appropriate candidate for service on the Board. He does not have sufficient pertinent skills or experience and the relevant knowledge that he does have is duplicated by that of existing Board members. Moreover, his track record of disagreements and litigation with business partners could distract the Board and management from the important tasks and opportunities ahead.

  Graeme Roustan does not have pertinent skills and experience. Mr. Roustan describes himself as having invested in the manufacturing, consumer products, aviation, sports, and entertainment industries. Much of his experience has no relevance to the work of the Company, now or in the foreseeable future.

  Other than his prior involvement with the Company, which ended in 2012, he does not appear to have much, if any, relevant experience in designing, manufacturing, or marketing performance sports equipment. His experience outside the Company has been largely focused on hockey-related activities not involving hockey equipment, including twenty years of managing companies that sell ice-making systems.

  That experience and whatever hockey-industry contacts it may have generated were more relevant to the Company's business when Mr. Roustan was on the Board, at a time when the Company was more concentrated on the hockey market. Furthermore, his other business ventures appear to have been privately held, and in the nature of entrepreneurial, targeted ventures. Mr. Roustan appears never to have served on the board of directors of any other public company.

  Today, while hockey remains a significant part of our business, the Company is far more diversified, with a significant presence in other businesses and markets. That trend of growth and expansion will continue. The current Board includes directors with significant knowledge and experience in our key sports, including Bob Nicholson, the Chief Executive Officer of Oilers Entertainment Group for hockey, as well as Larry Lucchino, the President/CEO of the Boston Red Sox, for baseball. Paul Lavoie brings decades of marketing expertise to the Board, and we also have directors with significant experience on the boards of public companies, including Chairman Bernard McDonell and directors Karyn Barsa, Joan Dea, Michael Jacobi, and Matthew Mannelly.

  Mr. Roustan would not bring to the Board any skills or experience that are currently lacking.

  Graeme Roustan's business track record does not reflect the Company's strategic direction. Mr. Roustan's business track record is not one that we believe is appropriate for a director of the Company in its current form and on its current strategic path. He has been described in the press as having "a long history of failed businesses and angry ex-partners,"(1) and there have been substantial liens and judgments filed against Mr. Roustan and his related companies. He has been involved in litigation in connection with various business ventures. According to the same article and public records, he was found by a Texas jury "to have committed statutory fraud in Texas over a promised arena revitalization deal." Mr. Roustan was publicly reported as having "acknowledged a Texas civil court ruled he committed statutory fraud in an arena deal in Fort Worth" but noted that he was appealing the Texas judgment.(2) The Texas Supreme Court later denied Mr. Roustan's petition for review, and the parties subsequently settled the case.

  In connection with an ultimately unsuccessful effort to bring an arena to the city of Markham, Ontario, Mr. Roustan was quoted as saying that "'of all the hundreds of transactions I've been involved in there are a couple that stink and they stink," that he welcomed a background check, and that "hopefully when people who do background checks look at things, they go, 'He didn't kill anybody, there's no criminal stuff there, there's a couple civil things. It is what it is. Do I run from it? No."' (3)

  We are also concerned that Mr. Roustan has acted against the Company's best interests. Earlier this year, the Board rejected Mr. Roustan's request that he be proposed as a candidate for nomination to the Board. Thereafter, Mr. Roustan retained a consulting firm to contact the Company's major hockey customers and ask questions about the Company's "Own the Moment" hockey retail stores, publicly but anonymously questioning the wisdom of the Company's strategy. He also personally contacted and communicated with customers of the Company to criticize and question the strategy. That behavior could have sown confusion in the market and, at worst, could have imperiled the Company's relationships with some of its most important customers.

  Our Highly Qualified Board Has The Right Balance of Skills, Experience, And Independence
  In Place And Is Committed To Maximizing Long-Term Shareholder Value

  We are seeking your vote FOR our nine highly qualified and experienced director candidates: Mr. McDonell, Ms. Barsa, Ms. Dea, Mr. Jacobi, Mr. Lavoie, Mr. Lucchino, Mr. Mannelly, Mr. Nicholson, and Mr. Davis. These directors, individually and together, have the skills and experience that the Company needs to continue on its successful trajectory. Each of your current directors, eight of whom are independent, possesses a wide range of complementary skills, including experience in retail, building brand awareness, corporate governance, finance and accounting, manufacturing, serving as chief executive officers, and sports management.

  VOTE FOR THE NOMINEES WHO WILL SERVE YOUR INTERESTS
  YOUR VOTE IS IMPORTANT — VOTE ONLY THE WHITE PROXY CARD TODAY AND
  IGNORE ANY OTHER PROXY RECEIVED!

(1)
Arthur, B., "With Slim Chance of Landing NHL Team, Markham Arena Project Somewhere Between Risky and Outright Insane," National
Post (Dec. 1, 2013), available at http://news.nationalpost.com/sports/nhl/with-slim-chance-of-landing-nhl-team-markham-arena-project-
somewhere-between-risky-and-outright-insane.

(2)
Shoalts, D., "Veto of Markham Financing Plan May Torpedo Arena's Private Partner," The Globe and Mail, (Jan. 27, 2013), available at
http://www.theglobeandmail.com/sports/hockey/veto-of-markham-financing-plan-may-torpedo-arenas-private-partner/article7902949/.

(3)
Ibid.

  PSG's current Board is committed to serving the best interests of all shareholders, and believes that PSG has the right team and right strategy in place to be positioned for success in the years to come.

  We urge you to vote your WHITE PROXY CARD FOR the Company's nine directors today.

  Sincerely,

  Bernard McDonell
  Chairman of the Board

Stikeman Elliott LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP are serving as legal advisors to Performance Sports Group and DF King is assisting with proxy solicitation.

  Your Vote Is Important, No Matter How Many Shares You Own.
  For assistance with voting your WHITE proxy, please visit www.performancesportsgroup.com where the WHITE proxy can be easily voted by clicking on the "VOTE NOW" link.

  If you have questions about how to vote your shares on the WHITE PROXY CARD, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

  D.F. King & Co., Inc. 1-866-521-4425
  Shareholders, Banks and Brokers Call Collect Toll-Free: 201-806-7301
  Email: inquiries@dfking.com

Additional Information and Where to Find It

The Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the "SEC") on September 18, 2015 with respect to its 2015 Annual and Special Meeting of Shareholders (the "proxy statement"). SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company's 2015 Annual and Special Meeting. Information about the Company's directors and executive officers is available in the proxy statement. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC's website at www.sec.gov and on SEDAR at www.sedar.com. Copies also will be available free of charge by contacting Investor Relations at (603) 610-5802.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of applicable securities laws including with respect to, among other things: the 2015 Annual and Special Meeting of Shareholders on October 14, 2015, proxy related materials and shareholder communications, the Company's future prospects and financial performance (including, that the Company expects that, on a currency-neutral basis, all of its businesses will grow faster than their underlying markets and profits will grow faster than revenues), the Company's future growth across brands and markets and its ability to capture market share and improve profitability, the Company's ability to outperform its industry peers, the diversification and cyclicality of our financial results, and the financial performance of our "Own the Moment" stores. The words "may," "will," "would," "should," "could," "expects," "plans," "intends," "trends," "indications," "anticipates," "believes," "estimates," "predicts," "likely" or "potential" or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Forward-looking statements, by their nature, are based on assumptions, including those described herein, and are subject to important risks and uncertainties. Many factors could cause the Company's actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the factors identified in the "Risk Factors" section of the Company's annual report on Form 10-K, which is available on EDGAR at www.sec.gov and SEDAR at www.sedar.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Constant currency is a non-GAAP financial measure. Non-GAAP financial measures are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies. When used, these measures are defined in such terms as to allow the reconciliation to the closest GAAP measure. These measures are provided as additional information to complement those GAAP measures by providing further understanding of the Company's results of operations from management's perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of the Company's financial information reported under GAAP. The Company uses non-GAAP financial measures, such as constant currency metrics, to provide investors with a supplemental measure of its operating performance and thus highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company also believes that securities analysts, investors and other interested parties frequently use non-GAAP financial measures in the evaluation of issuers. The Company also uses non-GAAP financial measures in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets, and to assess its ability to meet future debt service, capital expenditure, and working capital requirements.

All references to "constant currency," a non-GAAP financial measure, reflect the impact of translating the current period results at the monthly foreign exchange rates of the prior year period, the effect of changes in the value of the Canadian dollar against the U.S. dollar on our cost of goods purchased for sale outside of the United States, including the related realized gains/losses on derivatives and the realized gains/losses generated from revaluing non-functional currency assets and liabilities. The reported foreign exchange impact does not include the impact of fluctuations in Asian currencies against the U.S. dollar and their related effect on our Asian-sourced finished goods. For more information on constant currency, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting our Performance — Impact of Foreign Exchange and Hedging Practices" in the Company's annual report on Form 10-K.

About Performance Sports Group Ltd.

Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Company Contact:
Amir Rosenthal
President, PSG Brands and Chief Financial Officer
Performance Sports Group Ltd.
Tel 1-603-610-5802
Email: investors@performancesportsgroup.com

Investor Relations:
Liolios Group Inc.
Cody Slach
Tel 1-949-574-3860
Email: PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Performance Sports Group Ltd.
Tel 1-603-430-2111
Email: media@performancesportsgroup.com
or
Dan Gagnier/Devin Broda
Sard Verbinnen & Co
Tel 1-212-687-8080